UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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MACK-CALI REALTY CORPORATION
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To Our Stockholders: As we go to print today, COVID-19 has left the United States economy and the well-being of the nation's citizens in a great state of uncertainty. This unprecedented event has impacted all businesses across the nation, forcing many to pause opera-tions and putting a significant strain on those staying open. Our hearts and thoughts go out to our employees, our tenants and the countless families facing difficulties during this time. We hope this letter finds you all safe and healthy, and we join you in the unified battle we all now face. We are going to do everything possible to be a responsible and understanding member of our communities. Although our expectations of 2020 have changed, we hold strong that our team will be able to progress through these challenging times and build on all that we accomplished in 2019. us extract more than $3.2 billion in non-core asset sales. The majority of our future asset sales will go toward debt reduction with selective reinvestment in waterfront multifamily via a 1031 exchange if the tax situation warrants. We now expect to only operate on the New Jersey Waterfront market once the divestures are complete and will have an average 31% market share in our office portfolio, and a 14% market share in our luxury residential portfolio with just one subordinated interest. Given the expected reduction in the number of office properties we will own and the investment and repositioned efforts the past few years, our waterfront office assets feature sought-after amenities, attractive and collaborative common areas, and convenient access to public transportation. During 2019, we deepened our commitment to the New Jersey Waterfront by making the decision to concentrate all of our capital on the thriving communities of Jersey City and Port Imperial. This led to the decision to accelerate our exit from some of our suburban markets. As one of the largest landlords on the NJ Gold Coast, we can increase our influence as we increase our market share in defining a live, work and play community. Our strategy to create value is simply based on the premise that the NJ Waterfront is a logical place for workers in the NYC metropolitan area to live. The absorption of units through new construction is the highest in the country and rents continue to increase each quarter. The real savings of living on the waterfront versus NYC is only going to be greater in the upcoming quarters. We own excellent buildings and are in the process of building even greater ones. Over the past year, despite a challenging leasing market, we leased 648,000 square feet on the Waterfront and core markets and delivered more than 300 new residential units and more than 350 hotel keys on the Waterfront. On the office leases we signed, we captured 8.1% cash increases from old lease rates to new and we believe we continue to have a meaningful opportunity to capture the economic gap from our in-place rents to market, as we continue to execute our leasing plan. We produced adjusted EBITDA of $278 million and adjusted EBITDA margin of 53% in 2019, representing an increase of 700 basis points since we came on board in 2015. The real key will be attracting office tenants from the Tech and other growth industries. We believe we have an excellent transportation network, one of the finest in the region. This network of transportation combined with the residential housing and the physical improvements we have made to the buildings are critical factors to creating a real live-work-play neighborhood. Roseland continues to be a strong performer. Since 2015, we have increased our consolidated ownership from 25% to 76%. In 2019, Roseland produced annual net operating income, or NOI, growth of 3.4% due to a 2.2% increase in revenues. We also effectively controlled costs as we had a very modest 0.2% increase in operating expenses. The best performing revenue growth assets in the portfolio were Urby and RiverHouse 11 in Port Imperial. Our concentrated market strategy is predicated on our plans to dispose of our entire suburban office portfolio valued in excess of $1 billion. The exit of some of these assets are planned for completion in 2020. Even in these difficult times we expect to meet that goal. Once these sales are executed, the combined value of our four-year effort to transform Mack-Cali will see

We produced adjusted EBITDA of $278 million and adjusted EBITDA margin of 53% in 2019, representing an increase of 700 basis points since we came on board in 2015. expensive Manhattan office market. We also realize 2020 will be another year that will require patience as the economy and cities recover. As we communicated last year, we continue on our path to improve our balance sheet and increase NAV. The plan is focused on driving occupancy improvement, completing residential development deliveries and securing stabilization. As we execute, our efforts should result in FFO and EBITDA growth, while enhancing our debt ratios. We remain committed to a loan to value ratio (LTV) of 50% and continue to work to improve our cost of capital leveraging our premier residential portfolio. We continue to demonstrate great success on our residential renovation property efforts at Monaco and Marbella, with reno-vated apartments achieving 18% rent premiums. Moreover, we will soon be rebranding Monaco, Marbella and the adjacent M2 to The BLVD Collection. The work and investment are centered on modernizing the units, common areas and amenities in order to reposition the assets to drive growth. Initial feedback has been positive as reflected by the already released units achieving 18% rent premiums. We understand that the process is long, but we inherited a portfolio and company over five years ago that needed to be cleansed and repositioned to extract maximum value. We are now close to being the market leader in our core waterfront markets in our Live, Work and Play portfolio along the New Jersey Gold Coast. We continue to be a meaningful value alternative to Manhattan for our future and current office, residential and retail customers. We also provide unparalleled views and easy access from all of our properties. As of year-end 2019, our estimated Net Asset Value, or NAV, for Roseland was $2.25 billion, with Mack-Cali's share equaling $1.79 billion or nearly $17.85 per outstanding common share. 76% of our residential NAV is on the Waterfront, 81% of the NAV is in our operating or in-construction assets and less than 1% of NAV is in subordinated interest. In the last four years we have created a class A multifamily portfolio with a superb pipeline. While we will face challenges, we are undaunted in our approach to unlock the value in Mack-Cali for our associates, customers, residents and communities. We thank our stockholders for sharing our vision and supporting us as we continue to work to build value. The Company's interests in its 1,942-unit in-construction portfolio are projected to generate $54.4 million of stabilized NOI with funding sourced from a combination of Roseland's cash flow, refinancing proceeds, select dispositions and Rockpoint's remaining capital commitment. While the timing of realizing additional cash flow may be delayed given the impact of COVID-19 on the economy, we believe substantial value longer term will be recognized. Regards, Michael J. DeMarco Chief Executive Officer With our team down to 300 highly talented and energized employees, we still have a lot work to do to drive increased cash flow in our target market. The focus going forward will be on improving occupancy in our Waterfront office portfolio that ended the year at only 77.8%. It has been a challenged leasing market, but we believe coming out of the current crisis, we could be well positioned to capture incremental share as companies look for alternatives to being in the dense and Marshall B. Tycher Chairman of Roseland Residential Trust April 15, 2020 03 / 2019 ANNU AL REPORT

Forward Looking Statements

Statements made in this communication may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "potential," "projected," "should," "expect," "anticipate," "estimate," "target," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This communication may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. The Company has filed with the Securities and Exchange Commission (the "SEC") and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC's website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali and certain of its directors and executive officers are participants in the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. Information regarding the names of these directors and executive officers and their respective interests in the Company as of the date of this communication is set forth in the definitive proxy statement filed by the Company for the Annual Meeting. The definitive proxy statement and any other documents filed by the Company with the SEC may be obtained by investors and stockholders free of charge on the SEC's website at www.sec.gov. Copies will also be available at no charge on the Company's website at https://www.mack-cali.com.